exhibit 10.61

SEPARATION AND SETTLEMENT AGREEMENT

This Separation and Settlement Agreement (this “Agreement”) is entered into as of July 10, 2012 by and between the executive listed on Exhibit A (the “Executive”), and Duke Energy Corporation, a Delaware corporation (“Duke Energy”).  The Executive and Duke Energy are referred to as the “Parties,” and each as a “Party,” in this Agreement.

WHEREAS, the Executive has been employed by Duke Energy and its affiliates in the position set forth on Exhibit A;

WHEREAS, the Executive is a participant in the Progress Energy, Inc. Management Change-in-Control Plan (the “CIC Plan”) and party to an employment agreement with Progress Energy, Inc. (the “Employment Agreement”) dated as of the date set forth on Exhibit A; and

WHEREAS, the Executive has provided notice of his or her intent to resign, and the Executive and Duke Energy wish to set forth their mutual agreement as to the terms and conditions of such resignation;

NOW, THEREFORE, Duke Energy and the Executive hereby agree as follows:

1.             Resignation.  Effective as of 12:01 a.m. on July 11, 2012 (the “Resignation Date”), the Executive hereby resigns from his or her employment with Duke Energy and from all other positions the Executive then holds with respect to Duke Energy and its subsidiaries or affiliates (Duke Energy and all of its subsidiaries and affiliates, including Progress Energy, Inc. and any other predecessor entities, are hereinafter referred to as the “Affiliated Entities”), including as an officer or member of the board of directors of any Affiliated Entity.  Within 15 business days following the Resignation Date or such earlier time as required by applicable law, the Executive will be paid all of his or her salary and unused vacation earned or accrued through the Resignation Date.

2.                  Separation Payments and Benefits.

a.        Subject to the Executive’s compliance with the terms of this Agreement and the non-revocation of the release set forth in Paragraph 5 of this Agreement, following the Revocation Date (as defined in Paragraph 16 of this Agreement), Duke Energy shall pay or provide to the Executive the payments and benefits contemplated by Section 6.1, Section 6.2 and Section 7 of the CIC Plan to which the Executive would have been entitled upon a resignation by the Executive for “good reason” (as set forth on Exhibit B hereto).

b.        Consistent with Section 5.08 of the Agreement and Plan of Merger, by and among Duke Energy, Diamond Acquisition Corporation and Progress Energy, Inc., dated as of January 8, 2011 (the “Merger Agreement”), following the Resignation Date, (i) Duke Energy shall provide or cause to be provided to the Executive coverage under Duke Energy’s directors’ and officers’ insurance policies for events that occurred while the Executive was a director or officer of any of the Affiliated Entities on the same terms and conditions applicable to other former senior executives and directors of Duke Energy generally and (ii) Duke Energy shall cause Progress Energy, Inc. to indemnify and hold harmless the Executive as provided in Section 5.08(c) of the Merger Agreement.

c.        Duke Energy shall reimburse the Executive for any reasonable and necessary business expenses incurred by the Executive and unreimbursed on or prior to the Resignation Date pursuant to Duke Energy’s reimbursement policies, within 30 days following the Executive’s presentation of an invoice to Duke Energy.

d.        Duke Energy shall pay the Executive her previously communicated integration bonus of $50,000 in a lump sum on the 30th day following the Resignation Date.

e.        Except as provided in Paragraphs 1, 2, 3 and 4 of this Agreement, as well as any benefits that are accrued and vested as of the Resignation Date under employee benefit plans of an Affiliated Entity in which the Executive participates, the Executive shall be entitled to no other compensation and/or benefits of any kind from any of the Affiliated Entities.

3.                  Equity Awards.  Subject to the Executive’s compliance with the terms of this Agreement and the non-revocation of the Release set forth in Paragraph 5 of this Agreement, the outstanding equity awards under the applicable Progress Energy, Inc. equity plans held by the Executive as of the Resignation Date that (i) were granted before April 1, 2011 or are time-vested restricted stock units granted at any time prior to the Resignation Date, shall immediately vest on the Resignation Date pursuant to Section 6.4 and Section 6.5 of the CIC Plan (with performance shares vesting at target level), and (ii) are performance shares granted under the Performance Share Sub-Plan that were granted on or after April 1, 2011, will continue to vest based on the applicable performance goals, subject to the amendment of such performance goals by the Duke Energy Compensation Committee in the same manner as the performance goals are being amended for active employees of Duke Energy, but in no event shall such performance shares vest at lower than 50% of target level.

4.                  280G Matters.  The Executive shall, subject to the Executive’s reasonable cooperation with Duke Energy in making determinations with respect to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), taking into account the value of reasonable compensation for services to be rendered by the Executive before or after the Resignation Date, including any non-competition provisions that apply to the Executive and Duke Energy, be eligible to receive “Gross-Up Payments” consistent with, but only to the extent provided by, Section 11 of the CIC Plan.

5.                 Release of Claims.

a.        In consideration of and in exchange for the benefits provided to him or her under this Agreement, including but not necessarily limited to Duke Energy’s acceptance of the Executive’s resignation effective as of the Resignation Date, and the benefits set forth in Paragraphs 2, 3 and 4 of this Agreement, the Executive, of his or her own free will, voluntarily and unconditionally releases and forever discharges (the “Release”) the Affiliated Entities, their respective directors, officers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities with Duke Energy) (the “Duke Releases”) from, any and all past or present causes of action, suits, agreements or other claims which the Executive, his or her dependents, relatives, heirs, executors, administrators, successors and assigns has or may hereafter have from the beginning of time to the date hereof against Duke Energy or the Duke Releases upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any matters arising out of his or her employment by the Affiliated Entities, and the cessation of said employment or any claim for compensation, and including, but not limited to, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the North Carolina Equal Employment Protection Act and any other federal, state or local law, regulation or ordinance, or public policy, contract or tort law having any bearing whatsoever on the terms and conditions of employment or termination of employment.  The Release shall not, however, constitute a waiver of any of the Executive’s rights to compensation and benefits due under this Agreement.

b.        The Executive acknowledges that he or she has received a copy of this Agreement prior to its execution and has been advised hereby of his or her opportunity to review and consider the Release for 21 days prior to its execution.  The Executive further acknowledges that he or she has been advised hereby to consult with an attorney prior to executing this Agreement.  The Executive enters into this Agreement having freely and knowingly elected, after due consideration, to execute this Agreement and to fulfill the promises set forth herein.  The Release shall be revocable by the Executive during the seven-day period following its execution, and shall not become effective or enforceable until the expiration of such seven-day period.  In the event of such a revocation, the Executive shall not be entitled to the consideration under this Agreement set forth in Paragraphs 2, 3 and 4.

c.        The Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim which the Executive may have against Duke Energy or any of the Duke Releases. The Executive represents that he or she has not commenced or joined in any claim, charge, action or proceeding whatsoever against Duke Energy or any of the Duke Releases arising out of or relating to any of the matters set forth in this Release. The Executive further agrees that he or she will not seek or be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against Duke Energy or any of the Duke Releases for any of the matters set forth in the Release.

d.        The Executive acknowledges that, in his or her decision to enter into this Agreement, including the Release, he or she has not relied on any representations, promises or agreements of any kind, including oral statements by representatives of Duke Energy or any of the Duke Releases, except as set forth in the Release and this Agreement.

e.        Nothing contained in the Release will be deemed or construed as an admission of wrongdoing or liability on the part of Duke Energy or any of the Duke Releases.

f.        Nothing in this Agreement shall be construed to prohibit, restrict or otherwise discourage the Executive from participating in protected activity as defined in 10 CFR 50.7 and Section 211 of the Energy Reorganization Act of 1974, including, but not limited to reporting any suspected instance of illegal activity of any nature, any nuclear safety concern, any workplace safety concern, any public safety concern, or any other matter within the United States Nuclear Regulatory Commission's (“NRC”) regulatory responsibilities to the NRC, the United States Department of Labor, or any other federal or state governmental agency.  This Agreement further does not prohibit the Executive from participating in any way in any state or federal administrative, judicial, or legislative proceeding or investigation with respect to any claims and matters not resolved and terminated pursuant to this Agreement. With respect to any claims and matters resolved and terminated pursuant to this Agreement, the Executive is free to participate in any federal or state administrative, judicial, or legislative proceeding or investigation if subpoenaed.  The Executive shall give Duke Energy, through its legal counsel, notice, including a copy of the subpoena, within 24 hours of receipt thereof.

6.                  Non-disparagement.   The Executive shall not disparage any of the Affiliated Entities, their current or former directors, officers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities with Duke Energy) (the “Duke Energy Parties”) or any Duke Energy Parties’ goods, services, employees, customers, business relationships, reputation or financial condition.  Duke Energy shall instruct its current officers and directors (as such terms are used for purposes of Section 16 of the Securities Exchange Act of 1934) not to disparage the Executive and shall treat any such disparagement as a violation of Duke Energy’s Code of Business Ethics.  For purposes of this Agreement, to “disparage” means to make statements, whether oral or written, whether direct or indirect, whether true or false and whether acting alone or through any other person, that cast the subject of the statement in a critical or unfavorable light or that otherwise cause damage to, or intend to embarrass, the subject of the statement.  Attached to this Agreement as Exhibit C is a press release regarding Executive’s termination of employment.  Neither the Executive nor Duke Energy shall make any public statement regarding Executive’s termination of employment that is materially inconsistent with such press release.  The Executive and Duke Energy each represent that the applicable party has not, since the “Effective Time” under the Merger Agreement and through the Resignation Date, directly made, or requested a third party to make, any statement to the press, elected or governmental officials, Standard & Poor’s, Moody’s Investors Services, Fitch Group or Duke Energy’s regulators that would be a breach of this Paragraph 6 had such statement been made on or after the Resignation Date.  Nothing in the foregoing will preclude either the Executive or Duke Energy from providing truthful disclosures as required by applicable law or legal process.

7.                 Confidential Information; Restrictive Covenants.

a.        Confidentiality; Covenant not to Compete; Non-Interference.  The Executive shall be subject to each of the covenants set forth in Section 8(g) (Covenant not to Compete), Section 8(h) (Non-Interference) and Section 8(i) (Confidential Information; Trade Secrets) of the Employment Agreement.  In addition, unless otherwise made public by Duke Energy, the Executive will not disclose the existence and any terms of this Agreement except (i) to financial and legal advisors or spouse (or domestic partner) under an obligation for such parties to maintain confidentiality, or (ii) as required by a valid court order, subpoena or legal, regulatory, or legislative process (and in such event will use his or her best efforts to obtain a protective order requiring that all disclosures be kept under court seal) and will notify the Duke Energy promptly upon receipt of such order or subpoena.

b.        Forfeiture and Repayments. The Executive agrees that, in the event he or she violates the provisions of Paragraph 6 or Paragraph 7 of this Agreement, in any material respect, he or she will forfeit and not be entitled to any further payments in accordance with Paragraph 2 or Paragraph 4 of this Agreement or settlement in accordance with Paragraph 3 and he or she will be obligated to repay to Duke Energy any amounts paid (determined as of the date of payment) after the termination of employment pursuant to the applicable provisions of Paragraph 2, Paragraph 3 and Paragraph 4 of this Agreement (other than any amounts paid pursuant to Paragraph 2(c) [and Paragraph 2(d)] of this Agreement).  Such amount shall be paid to Duke Energy in cash in a single lump sum within ten business days after the first date of the violation, whether or not Duke Energy has knowledge of the violation or has made a demand for payment.  Any such payment made following such date shall bear interest at a rate equal to the prime lending rate of Citibank, N.A. (as periodically set) plus 1%.

c.        Scope of Restrictions; Consideration.  The Executive acknowledges that the restrictions set forth in this Paragraph 7 are reasonable and necessary to protect Duke Energy’s business and goodwill. The Executive acknowledges that if any of these restrictions or obligations are found by a court having jurisdiction to be unreasonable or overly broad or otherwise unenforceable, he or she and Duke Energy agree that the restrictions or obligations shall be modified by the court so as to be reasonable and enforceable and if so modified shall be fully enforced.  The Executive acknowledges and agrees that the compensation and benefits provided in this Agreement constitute adequate and sufficient consideration for the covenants made by the Executive in this Paragraph 7.  As further consideration for the covenants made by the Executive in this Paragraph 7, the Affiliated Entities have provided the Executive certain proprietary and other confidential information about Duke Energy, including, but not limited to, business plans and strategies, budgets and budgetary projections, income and earnings projections and statements, cost analyses and assessments, and/or business assessments of legal and regulatory issues.

8.                   Cooperation.   The Executive agrees to cooperate with Duke Energy in connection with his or her departure as reasonably requested by Duke Energy, including with respect to any communications to current and former employees or directors of any of the Affiliated Entities as may reasonably be requested by Duke Energy in connection with such departure.  The Executive will be available, upon reasonable notice, to respond to questions and provide assistance to Duke Energy regarding matters for which he or she was responsible and about which he or she had knowledge in connection with his or her employment with any of the Affiliated Entities.  The Executive also will cooperate in any potential or pending litigation or arbitration that may involve him or her in any capacity as a result of his or her employment with, or service as a member of the board of directors of, any of the Affiliated Entities.  This includes, if necessary, meeting at mutually convenient times with attorneys of any of the Affiliated Entities, attending meetings, depositions and trial, and providing truthful testimony.  Notwithstanding any provision of this Paragraph 8, in no event will the Executive be required, without mutually acceptable additional compensation, to provide services under this Paragraph 8 (i) that exceed 10 hours in any calendar month and/or (ii) after the first anniversary of the Resignation Date.

9.                    Governing Law and Forum Selection.  The Parties agree that any dispute, claim or controversy based on common law, equity, or any federal, state, or local statute, ordinance, or regulation (other than workers’ compensation claims) arising out of or relating in any way to the Executive’s employment, the terms, benefits, and conditions of employment, or concerning this Agreement and the resulting termination of employment, including whether such a dispute is arbitrable, shall be settled by arbitration. The arbitration proceeding will be conducted under the employment dispute resolution arbitration rules of the American Arbitration Association in effect at the time a demand for arbitration under the rules is made, and such proceeding will be adjudicated in Charlotte, North Carolina. The decision of the arbitrator(s), including determination of the amount of any damages suffered, will be exclusive, final, and binding on all Parties, their heirs, executors, administrators, successors and assigns. Each Party will bear its own expenses in the arbitration for arbitrators’ fees and attorneys’ fees, for its witnesses, and for other expenses of presenting its case. Other arbitration costs, including administrative fees and fees for records or transcripts, will be borne equally by the Parties.  Notwithstanding anything in this Paragraph 9 to the contrary, if the Executive prevails with respect to any dispute submitted to arbitration under this Paragraph 9, Duke Energy will reimburse or pay all legal fees and expenses that the Executive may reasonably incur as a result of the dispute.

10.                    Applicable Law.  Except to the extent that federal law governs, this Agreement will be governed by and construed and enforced in accordance with the laws of the State of North Carolina, without regard to any applicable state’s choice of law provisions.

11.                     Integrated Agreement; Amendments.  Except with respect to the provisions of the CIC Plan and the Employment Agreement expressly referenced herein, this Agreement sets forth the entire agreement of Duke Energy and the Executive with respect to the subject matter hereof, and supersedes all other agreements between any of the Affiliated Entities and the Executive and any employment or severance plan, policy, agreement or arrangement of any of the Affiliated Entities.  Without limiting the generality of the foregoing, the Executive expressly acknowledges and agrees that except as specifically set forth in this Agreement, he or she is not entitled to receive any severance pay, severance benefits, compensation or employee benefits of any kind whatsoever from Duke Energy or any of its affiliates.  This Agreement may not be amended unless the amendments are in writing and signed by the Executive and an authorized representative of Duke Energy.

12.                      Severability.   The invalidity or unenforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

13.                      Taxes.   Notwithstanding any other provision of this Agreement, Duke Energy may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.  The obligations under this Agreement are intended to comply with the requirements of Section 409A of the

Code, or an exemption or exclusion therefrom, provided that the Executive acknowledges and agrees that he or she shall be solely responsible for any taxes and/or penalties imposed under Section 409A of the Code.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  If the Executive is a “specified employee” (within the meaning of Section 409A of the Code) then any payments that are required to be made to the Executive pursuant to this Agreement that constitute the deferral of compensation (within the meaning of Treasury Regulations Section 1.409A-1(b) and that would in the absence of this Paragraph 13 have been paid to the Executive within six months and one day of the Resignation Date shall not be paid to the Executive during such period, but shall instead be accumulated and paid to the Executive in a lump sum on the earlier of (i) the day after the date that is six months from the Resignation Date and (ii) if the Executive shall die prior to the expiration of such six-month period, as soon as practicable following the date of the Executive’s death.  All reimbursements and in-kind benefits that constitute deferred compensation within the meaning of Section 409A of the Code provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by Duke Energy under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; (ii) the amount of in-kind benefits that Duke Energy is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that Duke Energy is obligated to pay or provide in any other calendar year; and (iii) the Executive’s right to have Duke Energy pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.

14.                        Successors.   This Agreement is personal to the Executive and without the prior written consent of Duke Energy shall not be assignable by the Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives and the legal representatives of his or her estate to the extent applicable.  This Agreement shall inure to the benefit of and be binding upon Duke Energy and its successors and assigns.

15.                          Counterparts.   This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16.                          Representations and Warranties.  By signing this Agreement, the Executive warrants that he or she:

a.        has carefully read and reviewed this Agreement;

b.        fully understands all of its terms and conditions;

c.        fully understands that this Agreement is legally binding and that by signing it he or she is giving up certain rights;

d.        has not relied on any other representations by Duke Energy or its employees or agents, whether written or oral, concerning the terms of this Agreement;

e.        has been advised of his or her opportunity to consider for up to 21 days whether to accept the Release;

f.        will have seven days to revoke the Release (but not the remainder of this Agreement) after signing it, with the eighth day following the execution of this Agreement being referred to as the “Revocation Date”;

g.        has been advised by, and has had the opportunity to consult with, an attorney prior to executing this Agreement;

h.       acknowledges that all notice requirements under any other agreement, arrangement or plan have been fully satisfied;

i.        executes and delivers this Agreement freely and voluntarily;

j.        is waiving any rights or claims he or she may have under the Age Discrimination in Employment Act of 1967; and

k.        is not waiving any rights or claims which may arise after this Agreement is signed.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.

___/s/ Paula J. Sims  _____________
           Executive

DUKE ENERGY CORPORATION

By:__/s/ James E. Rogers _____________
Name: James E. Rogers
Title: Chief Executive Officer

EXHIBIT A

Name:  Paula J. Sims

Position:  Chief Integration and Innovation Officer

Date of Employment Agreement:   July 1, 2007

EXHIBIT B

SEPARATION PAYMENTS AND BENEFITS

#	Description of Payment / Benefit	Payment Terms
1	(1) unpaid annual base salary through the Resignation Date and (2) accrued and unused paid time off through the Resignation Date	Amount determined based on payroll records, paid in a lump sum within fifteen days following the Resignation Date.
2	Severance Payments

$1,280,000 (represents the sum of the Executive’s annual base salary and “target short term incentive award” multiplied by 2).  Paid in a lump sum within ten days following the date that is six months following the Resignation Date.

3	Annual Incentive Payment

$240,000 (represents the Executive’s target short term incentive award for the year during which the Resignation Date occurs).  Paid in lump sum within ten days following the date that is six months following the Resignation Date.

4	Unreimbursed business expenses incurred through the Resignation Date (including any reasonable relocation expenses)

Amount to be determined after submission of written receipts and substantiation by the Executive according to Duke Energy’s policy by no later than August 31, 2012.  Paid through normal expense reimbursement process not later than 45 days following the substantiation of such expenses.

5

Accrued and vested amounts under all non-qualified and incentive plans, including the Progress, Inc. Management Deferred Compensation Plan, the Progress, Inc. Management Incentive Compensation Plan and the Progress, Inc. Deferred Compensation Plan for Key Management Employees

Amount determined consistent with the terms of the applicable plan based on accrued and vested benefits as of the Resignation Date.  Paid at the time (or times) and in a form consistent with the terms of the applicable plan or arrangement.

6	Continued in-kind benefit under health and welfare plans

Paid consistently with the terms of the CIC Plan.

EXHIBIT C

PRESS RELEASE

NEWS RELEASE

Duke Energy Corporation

P.O. Box 1009

Charlotte, NC 28201-1009

July 10, 2012
MEDIA CONTACTS:	ANALYSTS:
Tom Williams	Bill Currens	Bob Drennan
800-559-3853	704-382-1603	919-546-7474

Duke Energy Announces Executive Departures

CHARLOTTE, NC – Duke Energy Corporation today announced that John McArthur, executive vice president of Regulated Utilities, Mark Mulhern, executive vice president and chief administrative officer, and Paula Sims, chief integration and innovation officer, have resigned, effective immediately.

Jim Rogers, chairman, president and chief executive officer of Duke Energy, said, “We regret that John, Mark and Paula have decided to move on from Duke Energy. Since we closed the merger, we have spoken extensively with the members of our senior management committee. Our hope was that we could all work together to capitalize on the significant opportunities we now have as one company. While we encouraged the entire team to maintain their roles, John, Mark and Paula requested to step down and we wish them well.

“We are grateful to be able to draw from the deep bench of executives from both Progress Energy and Duke Energy and have already begun working to identify the best way to fulfill the responsibilities held by John, Mark and Paula. We look forward to executing on our strategy as one company and one team committed to offering significant benefits for customers, shareholders and the communities we serve,” Rogers said.

The company also noted that its integration efforts are on track. More than 50 integration teams made up of representatives from both Duke Energy and Progress Energy have been working diligently to execute on the integration at the functional level.

About Duke Energy

Duke Energy is the largest electric power holding company in the United States with more than $100 billion in total assets. Its regulated utility operations serve approximately 7.1 million electric customers located in six states in the Southeast and Midwest. Its commercial power and international business segments own and operate diverse power generation assets in North America and Latin America, including a growing portfolio of renewable energy assets in the United States. Headquartered in Charlotte, N.C., Duke Energy is a Fortune 250 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: www.duke-energy.com.

Forward-Looking Information
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "may," "will," "should," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast," and other words and terms of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. Duke Energy cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Such forward-looking statements include, but are not limited to, statements about the benefits of the merger involving Duke Energy and Progress Energy, including future financial and operating results, Duke Energy's plans, objectives, expectations and intentions, and other statements that are not historical facts. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties relating to: the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on merger-related issues; general worldwide economic conditions and related uncertainties;

the effect of changes in governmental regulations; and other factors discussed or referred to in the "Risk Factors" section of each of Progress Energy's and Duke Energy's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC). Additional risks and uncertainties are identified and discussed in Progress Energy's and Duke Energy's reports filed with the SEC and available at the SEC's website at http://www.sec.gov/. Each forward-looking statement speaks only as of the date of the particular statement and Duke Energy undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.